Amyris Provides Business Update

•	Files slides on Form 8-K for 32nd Annual Roth Conference virtual 1X1 meetings

•	Files Form 10-K for fiscal year 2019 on March 13th

•	Receives a $15 million investment and net proceeds from conversion of existing warrants at $2.87/share from board member John Doerr on March 11th

EMERYVILLE, Calif., (March 16, 2020) -- Amyris, Inc. (Nasdaq:AMRS), a global science and technology leader of pure, sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets, today announced Amyris management will be holding virtual 1X1 investor meetings today with investors due to the cancellation of the 32nd Annual Roth Conference because of COVID-19.

Amyris management has updated its investor presentation available to investors as filed on a Form 8-K this morning. The updated investor presentation includes a current debt schedule, warrant information, share count, and quarterly renewable product gross margin breakdown to provide more clarity following the company’s fourth quarter 2019 earnings teleconference last Thursday and also includes a detailed breakdown of the company’s business activity and outlook.

“We are on track for the fourth consecutive quarter of product gross margin expansion coupled with exceeding our overall recurring revenue objective for our products,” said John Melo, Amyris President and CEO. “Our product gross margin for existing products was 36% in the fourth quarter of 2019, which was an improvement from 3% in the first quarter of 2019. We are on track for about 48% product gross margin in the first quarter of 2020. Our overall Amyris corporate gross margin for the first quarter is on track to exceed 60%. Our consumer brands are delivering very strong sales performance in the first quarter with expected gross margin around 67%. Our branded direct to consumer business is delivering our strongest growth to date at over 310% at over 80% gross margin. Based on current performance, our 2020 consumer business in on track for about $100 million in retail sales and around $60 million of GAAP revenue. The consumer business for our brands is about 1/3 of our product revenue and does not include any ingredient sales to other brands.”

During the first quarter of this year, the company retired about $70 million of debt and added over $57 million of additional cash proceeds to its balance sheet. Most of this was accomplished through the exercise of warrants by Amyris’s long-term shareholders. The company now has $196 million in debt (net of debt discount) with 67% of total debt in the hands of long-term shareholders or board members with a significant equity ownership in Amyris.

Amyris has 56.8 million warrants outstanding with 35.6 million of these owned by long-term shareholders that are also Amyris board members. When considering the pricing of these warrants, the company believes a portion of these can provide us access to an additional $100 million of proceeds in the short term. The company has a highly concentrated ownership with four shareholders owning more than 74% of its equity (Foris Ventures, DSM, Fidelity and Vivo Capital). Amyris’s

current expectation based on the pricing and expiration of certain warrants and stock options would result in about 220 million fully diluted shares outstanding. The current outstanding share count is 163.8 million.

Continued Melo, “We believe the combination of execution on our business plan at current performance levels, the continued conversion of warrants, and with the support from our long-term shareholders that we will have the funding to maintain adequate liquidity. At current performance levels, we expect to generate positive adjusted EBITDA, starting in the third quarter of this year. With this proxy for operating cash flow, we will be setting the foundation for continued strong positive operating cash generation for the future. We are continuing to monitor the impacts of COVID-19 across our operations and currently have inventory available to serve critical demand through the end of the second quarter, assuming no significant supply chain disruption occurs. We are very thankful to all of our teams who are working hard to stay safe and healthy.”

The Securities and Exchange Commission (SEC) filings noted in this news release are available on the SEC filings page of the company’s website at https://investors.amyris.com/sec-filings.

About Amyris
Amyris, Inc. (Nasdaq: AMRS) is a science and technology leader in the research, development and production of sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets.  Amyris applies its exclusive, advanced technology, including state-of-the-art machine learning, robotics and artificial intelligence to engineer yeast, that when combined with sugarcane syrup through fermentation, is converted to highly pure molecules for specialty ingredients. Amyris manufactures sustainably-sourced ingredients at industrial scale for B2B partners and further distribution to more than 3,000 of the world’s top brands, reaching more than 200 million consumers. Amyris stands by its No Compromise® promise that everything it makes is sustainably sourced, performs better, costs less, has higher purity and is better for people and the planet than products made less sustainably. Amyris is proud to own three consumer brands - all built around clean ingredients with No Compromise®.  They are Biossance™ clean beauty skincare, Pipette™ clean baby skincare and Purecane™, a zero-calorie sweetener that is naturally derived from sugarcane. More information about the company is available at www.amyris.com

Forward-Looking Statements
This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as expected gross margin, sales performance and GAAP revenue in the first quarter and full year 2020, expected future exercises or expiration of warrants and stock options, including proceeds to be received in connection thereto, the continued funding and liquidity of the company, the future generation of positive EBITDA and related cash flow, and the availability of inventory through the end of the second quarter of 2020. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's liquidity and ability to fund operating and capital expenses, risks related to potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, No Compromise, Biossance, Pipette, and Purecane are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries.

Contact:
Peter DeNardo
Senior Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com